Exhibit 99.3


                                   Kathleen S. Dvorak
                                   Director, Investor Relations
                                                    or
                                   Daniel H. Bushell
                                   Chief Financial Officer
                                   United Stationers Inc.
                                   (847)  699-5000


                                   FOR IMMEDIATE RELEASE


                   UNITED STATIONERS COMPLETES
               ACQUISITION OF LAGASSE BROS., INC.


    Des Plaines, Ill., Nov. 4, 1996 -- United Stationers Inc. (NASDAQ: USTR) announced today that its subsidiary, United Stationers Supply Co., has completed the acquisition of all of the capital stock of Lagasse Bros., Inc., a rapidly growing $80.0 million wholesaler of janitorial and sanitary supplies. Since 1991, sales for Lagasse have grown by 25% each year and operating income by 26%.

    "We recently amended our Senior Credit Agreement and increased the amount to $540 million. The agreement was amended to provide the resources necessary to acquire Lagasse Bros., and provide lower interest rates which reflect the Company's strong financial performance to date as well as favorable conditions in the bank market," said Tom Sturgess, chairman of the board, president and chief executive officer of United Stationers Inc.

    "This strategic acquisition makes us the largest wholesaler of sanitary and maintenance products in the United States. It broadens our customer base, provides tremendous cross-selling opportunities between two distinct distribution channels, and enables us to qualify for higher levels of purchase volume allowances. Through our combined expertise and resources, we will be able to quickly extend the geographic reach of Lagasse Bros.," added Tom Sturgess.


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United Stationers Inc. Completes
Acquisition of Lagasse Bros., Inc.
Page two of two



    "Under the leadership of the Lagasse family for the past 50 years, this company has built an enviable record of sales growth, customer service and profitable operations. Kevin and David Lagasse have agreed to join our management team and will continue to operate Lagasse Bros. from their headquarters in New Orleans," concluded Sturgess.

    Lagasse Bros., founded in 1947, is a privately held company, headquartered in New Orleans, Louisiana. Lagasse currently serves more than 5,400 customers from 14 distribution centers and is the largest wholesaler in this industry segment.

    United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its computer-based distribution system, it makes more than
25,000 items available within 24 hours of order placement through 41 regional distribution centers.

    The Company's common stock trades on the Nasdaq National
Market tier of the Nasdaq Stock Market under the symbol: USTR.



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